    As electronically filed with the Securities and Exchange Commission on
                               January 2, 1997
                                                     Registration No. 2-94852-99
================================================================================

                      POST-EFFECTIVE AMENDMENT NO. 8 TO
                                  FORM S-8
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                        ----------------------------

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                        ----------------------------

                             ASA HOLDINGS, INC.
           (Exact name of registrant as specified in its charter)


           GEORGIA                                      58-2258221
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)


      100 HARTSFIELD CENTRE PARKWAY, SUITE 800, ATLANTA, GEORGIA 30354
              (Address of Principal Executive Office) (Zip Code)

          ATLANTIC SOUTHEAST AIRLINES, INC. INVESTMENT SAVINGS PLAN
                           (Full title of the plan)

                              GEORGE F. PICKETT
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                              ASA HOLDINGS, INC.
                   100 HARTSFIELD CENTRE PARKWAY, SUITE 800
                            ATLANTA, GEORGIA 30354
                   (Name and address of agent for service)

                                 (404) 766-1400
         (Telephone number, including area code, of agent for service)

                         ----------------------------

                                    Copy to:
                                CRAIG H. KRITZER
                         ALTMAN, KRITZER & LEVICK, P.C.
                    6400 POWERS FERRY ROAD, N.W., SUITE 224
                             ATLANTA, GEORGIA 30339
                                 (770) 955-3555

                         ----------------------------

                  THIS POST-EFFECTIVE AMENDMENT SHALL BECOME
                    EFFECTIVE ON THE DATE OF THE FILING IN
                        ACCORDANCE WITH SECTION 8 (c)
                        OF THE SECURITIES ACT OF 1933

================================================================================

         This post-effective amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the "SECURITIES ACT"), to reflect the completion, on December 31, 1996, by Atlantic Southeast Airlines, Inc. ("AIRLINES") of a corporate reorganization that included creation of a parent holding company for Airlines (the "REORGANIZATION").

         At 11:59 p.m., Eastern Standard Time, December 31, 1996 (the "EFFECTIVE TIME OF THE MERGER"), Airlines effected a merger (the "MERGER") with Atlantic Southeast Merging Co., a Georgia corporation ("MERGING CO.") pursuant to an Amended and Restated Agreement and Plan of Merger dated November 6, 1996 (the "MERGER AGREEMENT"), by and among Airlines, the Registrant, and Merging Co. Upon the consummation of the Merger, (a) each issued and outstanding share of Airlines' common stock, $0.10 par value per share ("AIRLINES COMMON STOCK"), other than shares held by Airlines as treasury shares, was automatically deemed converted into one share of the Registrant's common stock, $0.10 par value per share ("HOLDINGS COMMON STOCK"), (b) each issued and outstanding share of common stock of Merging Co. was automatically deemed converted into one share of the surviving corporation, Airlines, (c) the shares of Holdings Common Stock owned by Airlines before the Merger were canceled and (d) the shares of Airlines Common Stock held by Airlines as treasury shares before the Merger were canceled. Each of Airlines' shareholders immediately before the Merger have exactly the same proportionate interest in the Registrant after the consummation of the Merger as their proportionate interest in Airlines immediately before the Merger.

         Airlines is now a wholly owned subsidiary of the Registrant.

         Pursuant to the Merger, the respective Board of Directors of Airlines and the Registrant authorized an amendment of Airlines' Investment Savings Plan (the "INVESTMENT SAVINGS PLAN") to provide that Holdings Common Stock be substituted for Airlines Common Stock from and after the Effective Time of the Merger. Further, the Registrant has adopted the Investment Savings Plan as a participating employer thereunder.

         In accordance with Rule 414, the Registrant, as the successor issuer, hereby expressly adopts this registration statement of the Company as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT").

         The registration fees were paid at the time of the original filing of this registration statement.

EXPLANATORY NOTE

The section 10(a) prospectus being delivered by the Registrant to participants in the Investment Savings Plan, as required by Rule 428 under the Securities Act, has been prepared in accordance with the requirements of Form S-8 and relates to shares of Holdings Common Stock issued pursuant to the Investment Savings Plan. The information required in the section 10(a) prospectus is included in documents being maintained and delivered by the Registrant as required by Rule 428 under the Securities Act. The Registrant shall provide to participants in the Investment Savings Plan a written statement advising them of the availability without charge, upon written or oral request, of documents incorporated by reference herein, as is required by
Item 2 of Part I of Form S-8.

                                   PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The following documents filed with the Securities and Exchange Commission pursuant to the Exchange Act are incorporated herein by reference.

         1. Airlines' Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended by Form 10-K/A (File No. 0-14706); and

         2. Airlines' Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996 (File No. 0-14706); and

         3. Airlines' Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996 (File No. 0-14706); and

         4. Airlines' Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996 (File No. 0-14706); and

         5. Airlines' Proxy Statement dated April 15, 1996, with respect to the Annual Meeting of Shareholders held May 22, 1996 (File No. 0-14706); and

         6. The Registrant's Form S-4 Registration Statement under the Securities Act of 1933 (Registration No. 333-13071), as electronically filed with the Commission on September 30, 1996, as amended by Amendment No. 1 to Form S-4 Registration Statement, as electronically filed with the Commission on November 7, 1996, as amended by Amendment No. 2 to Form S-4 Registration Statement, as electronically filed with the Commission on November 13, 1996, as amended by Form 424(b)(3) as electronically filed with the Commission on November 22, 1996 (collectively, the "REGISTRATION STATEMENT"), which contains a description of Holdings Common Stock, including any amendment or report filed for the purpose of updating such description; and

         7. Airlines' Periodic Report on Form 8-K dated November 26, 1996 (File No. 0-14706); and

         8. The Registrant's Periodic Report on Form 8-K dated November 26, 1996 (File No. 333-13071).

All other documents filed by the Registrant pursuant to sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities

         Incorporated herein by reference to the description under the caption "ASA HOLDINGS CAPITAL STOCK" beginning on page 20 of the Registration Statement, including any amendment or report filed for the purpose of updating such description.

Item 5.  Interests of Named Experts and Counsel

         Certain legal matters in connection with the offering of the Holdings Common Stock pursuant to this registration statement have been passed upon for the Registrant by Altman, Kritzer & Levick, P.C., Atlanta, Georgia. Legal matters with respect to Georgia law will be passed upon by Altman, Kritzer & Levick, P.C., Atlanta, Georgia.

         The consolidated financial statements of Airlines appearing in Airlines' Annual Report (Form 10-K) for the fiscal year ended December 31, 1995, the financial statements of the Atlantic Southeast Airlines, Inc. Investment Savings Plan included in Form 10-K/A, Amendment No. 1 to Airlines' Annual Report (Form 10-K) for the year ended December 31, 1995 and the September 25, 1996 consolidated balance sheet of the Registant included in the Registration Statement (No. 333-13071) have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports of Ernst & Young LLP pertaining to such financial statements given upon the authority of such firm as experts in accounting and auditing.

Item 6.  Indemnification of Directors and Officers

         The Registrant's Articles of Incorporation provide that directors of the Registrant will not be personally liable for monetary damages to the Registrant or its shareholders for any action taken, or any failure to take any action, as directors to the fullest extent permitted by the Georgia Business Corporation Code (the "GBCC"). Under current Georgia law, directors would remain liable for: (i) any appropriation, in violation of his duties, of any business opportunity of the corporation; (ii) acts or omissions that involve intentional misconduct or a knowing violation of law; (iii) approval of certain unlawful distributions to shareholders in excess of amounts legally available for such distributions; and (iv) any transaction from which the director received an improper personal benefit. In appropriate circumstances, equitable remedies or nonmonetary relief, such as an injunction, will remain available to a shareholder seeking redress from any such violation. In addition, the provision applies only to claims against a director arising out of his role as a director and not in any other capacity (such as an officer or employee of the Registrant).

         The Bylaws of the Registrant and the GBCC provide that the Registrant will indemnify its directors and officers, and persons serving at the request of the Registrant as a director, officer, partner, trustee, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan or other entity, against all obligations to pay expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any such person in connection with threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative and whether formal or informal, to which such person becomes subject by having served in such role. Such indemnification shall be made if such person acted in good faith and he reasonably believed (x) in the case of conduct in his official capacity, that such conduct was in the best interest of the Registrant, (y) in all other cases that such conduct was at least not opposed to the best interests of the Registrant and, (2) with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. An individual's conduct with respect to an employee benefit plan for a purpose he believed in good faith to be in the interests of the participants and the beneficiaries is conduct that meets the above standard. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, be determinative that such person did not meet the above standard. With respect to actions by or on behalf of the Registrant, the foregoing indemnification pursuant to the Bylaws shall not be paid for judgments, fines, or amounts paid in settlement, but shall be paid for reasonable expenses (including attorneys' fees) actually incurred in connection with such actions, suits or proceedings. Notwithstanding the foregoing, no indemnification shall be made in respect of any claim, issue or matter as to which any person shall have been adjudged to be liable to the Registrant unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all relevant circumstances, it is fair and reasonable to indemnify such person for such expenses which the court shall deem proper.

         Pursuant to the GBCC, indemnification is mandatory with respect to a director or officer who is successful, on the merits or otherwise, with respect to any claim, action, suit or proceeding of the character described above or any issue or matter therein. In other cases, pursuant to the Registrant's Bylaws and the GBCC, the Registrant will indemnify the persons discussed in the immediately preceding paragraph only upon, at the option of the person to be indemnified, one of the following procedures; (a) order of the court or administrative body or agency having jurisdiction of the action, suit or proceeding, (b) if there are two or more disinterested directors of the Registrant, a resolution adopted by a majority vote of all disinterested directors of the Registrant (a majority of whom shall for such purpose constitute a quorum) or by a majority of a committee of two or more disinterested directors appointed by such a vote, or if such a quorum of disinterested directors can not be obtained, by independent counsel in a written opinion, (c) a resolution adopted by a majority in the interest of the shares of the Registrant entitled to vote at any meeting, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination, or (d) order of any court having jurisdiction over the Registrant. A majority of the members of the Board of Directors of the Registrant who were not parties to such action, suit or proceeding or a majority in interest of the shares of the Registrant entitled to vote shall be authorized to pay to any person entitled to indemnification all actual expenses incurred in connection with such action, suit or proceeding during the pendency thereof.

         Pursuant to Registrant's Bylaws and the GBCC, if any amounts are paid by way of indemnification, other then pursuant to a court order or action by the shareholders or by an insurance carrier pursuant to insurance maintained by Registrant, then Registrant is required to send notice to all shareholders of record of the person paid, the amounts paid and the status at the time of such payment of the ligation or threatened litigation.

         The Registrant maintains a directors' and officers' liability insurance policy covering certain losses arising from claims made against them by reason of wrongful acts (with certain exceptions) committed by them in their capacities as directors and officers. The insurer's limit of liability under the policy is $10 million per policy year, subject to the exceptions and other limitations set forth therein. The Registrant also maintains a directors' and officers' excess liability insurance policy covering certain losses arising from claims made against them by reason of wrongful acts (with certain exceptions) committed by them in their capacities as directors and officers. The insurer's limit of liability under this policy is also $10 million per policy year, subject to the exceptions and other limitations set forth therein.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Registrant pursuant to the foregoing provisions, the Commission requires disclosure that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, in their opinion, therefore unenforceable.

Item 7.  Exemption from Registration Claimed

         Not applicable.



Item 8.  Exhibits
         --------
4.1      -      Articles of Incorporation of the Registrant.  (Incorporated by reference to Exhibit No. 3(a) to the
                Registration Statement.)

4.2      -      Bylaws of the Registrant.  (Incorporated by reference to Exhibit No. 3(b) to the Registration
                Statement.)

5.1      -      Opinion of Altman, Kritzer & Levick, P.C. as to the legality of shares of Common Stock being registered.

23.1     -      Consent of Ernst & Young LLP, dated January 2, 1997.

23.2     -      Consent of Altman, Kritzer & Levick, P.C. (Included in their opinion filed as Exhibit 5.1.)

24       -      Power of Attorney.  (Included on signature page of this registration statement.)

Item 9.  Undertakings

         The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the registrant's articles of incorporation or by-laws, by contract, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                     [SIGNATURES BEGIN ON FOLLOWING PAGE]

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 8 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 2nd day of January, 1997.

                                        ASA HOLDINGS, INC.


                                        By: /s/ George F. Pickett
                                           -------------------------------------
                                           George F. Pickett, Chairman of the
                                           Board and Chief Executive Officer
                                           (Principal Executive Officer)


         We, the undersigned officers and directors of ASA Holdings, Inc., hereby severally constitute George F. Pickett and John W. Beiser and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, any and all amendments, including post-effective amendments, to this registration statement, and generally do all such things in our name and behalf in such capacities to enable ASA Holdings, Inc. to comply with the applicable provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys, or either of them, to any and all such amendments.

         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 8 to Registration Statement has been signed below by the following persons in the capacities indicated this 2nd day of January, 1997.


/s/ George F. Pickett                              January 2, 1997
----------------------------------
George F. Pickett, Chairman of the
Board and Chief Executive Officer
(Principal Executive Officer) and
Director


/s/ John W. Beiser                                 January 2, 1997
----------------------------------
John W. Beiser, President,
Secretary and Director


/s/ Ronald V. Sapp                                 January 2, 1997
----------------------------------
Ronald V. Sapp, Vice President -
Finance and Treasurer (Principal
Financial and Accounting Officer



                   [SIGNATURES CONTINUED ON FOLLOWING PAGE]

                   [SIGNATURES CONTINUED FROM PREVIOUS PAGE]

/s/ Alan M. Voorhees                               January 2, 1997
---------------------------------
Alan M. Voorhees, Director


/s/ Ralph W. Voorhees                              January 2, 1997
---------------------------------
Ralph W. Voorhees, Director

                               INDEX TO EXHIBITS


                                                                                            SEQUENTIAL
EXHIBITS                                                                                    PAGE NUMBER
--------                                                                                    -----------
 4.1          Articles of Incorporation of the Registrant.  (Incorporated by reference to
              Exhibit No. 3(a) to the Registration Statement.)

 4.2          Bylaws of the Registrant.  (Incorporated by reference to Exhibit No. 3(b)
              to the Registration Statement.)

 5.1          Opinion of Altman, Kritzer & Levick, P.C. as to the legality of shares of            11
              Common Stock being registered.

 23.1         Consent of Ernst & Young LLP, dated January 2, 1997.                                 13

 23.2         Consent of Altman, Kritzer & Levick, P.C.  (Included in their opinion filed as Exhibit 5.1.)

 24 Power of Attorney. (Included on signature page of this registration statement.)